DODIE KENT
                                                              Vice President and
                                                       Associate General Counsel
                                                                  (212) 314-3970
                                                              FAX (212) 707-1791

[AXA EQUITABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO]            LAW DEPARTMENT

                                                       April 22, 2010


AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

         This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company ("AXA Equitable") and Separate Account No. 49 of AXA Equitable ("Separate Account No. 49") of the Form N-4 Registration Statement of AXA Equitable and Separate Account No. 49 under the Securities Act of 1933 (File No. 333-60730) and of the Registration Statement of Separate Account No. 49 under the Investment Company Act of 1940 ("1940 Act") included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account No. 49.

         The Units are purchased with contributions received under individual annuity contracts and certificates AXA Equitable offers under a group annuity contract (collectively, the "Certificates"). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for retirement income benefits.

         I have examined such corporate records of AXA Equitable and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account No. 49 was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account No. 49 are owned by AXA Equitable; AXA Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 49 must be credited to or charged against such account, without regard to the other income, gains or losses of AXA Equitable.

4. The Certificates provide that the portion of the assets of Separate Account No. 49 equal to the reserves and other contract liabilities with respect to Separate Account No. 49 shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct and that AXA Equitable reserves the right to transfer assets of Separate Account No. 49 in excess of such reserves and contract liabilities to the general account of AXA Equitable.

5. The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of AXA Equitable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Dodie Kent

                                       -------------------
                                           Dodie Kent

cc:  Christopher E. Palmer, Esq.